Exhibit (b) (2)
STI CLASSIC FUNDS
AMENDMENT NO. 1 TO THE BY-LAWS
     WHEREAS, Section 13 (Amendments) of the Amended and Restated By-Laws of STI Classic Funds (the “Trust”) dated August 15, 2000 (the “By-Laws”) provides that the By-Laws may be amended by an instrument signed by a majority of the Board of Trustees of the Trust; and
     WHEREAS, the Board of Trustees would like to amend the By-Laws to reflect the change to the Trust’s name from STI Classic Funds to RidgeWorth Funds.
     NOW THEREFORE, the undersigned Trustees of the Trust hereby declare that effective as of March 31, 2008, the title of the By-Laws is changed to “By-Laws of RidgeWorth Funds” and Section 1.1 of the By-Laws is amended to read as follows:
“1.1 AGREEMENT AND DECLARATION OF TRUST. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of RidgeWorth Funds, a Massachusetts business trust established by the Declaration of Trust (the “Trust”).”
     IN WITNESS WHEREOF, each of the undersigned has hereby executed this amendment.

Jeffrey M. Biggar	George C. Guynn

Sidney E. Harris	Warren Y. Jobe

Connie D. McDaniel	Clarence H. Ridley

Charles D. Winslow